SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2004

American Physicians Capital, Inc.

(Exact name of registrant as specified in its charter)

Michigan
(State or other jurisdiction of incorporation)

000-32057	38-3543910
(Commission File Number)	(IRS Employer Identification No.)

1301 North Hagadorn Road, East Lansing, Michigan 48823
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (517) 351-1150

Not Applicable
(Former name or former address, if changed since last report)

Item 5: Other Events and Regulation FD Disclosure.

     American Physicians Capital, Inc. (the “Company”) has entered into an agreement, dated April 7, 2004 (the “Agreement”), with Daniel L. Gorman (“Gorman”) whereby will be one of the nominees to stand for election at the Company’s 2004 annual meeting for a term expiring in 2007. Gorman had previously given notice of his intention to nominate and elect himself to the Company’s Board at the 2004 annual meeting and in connection with the Agreement has withdrawn his nomination notice. The signing of the Agreement and the nomination of Gorman were publicly announced on April 8, 2004. A copy of the press release is attached hereto as Exhibit 99.

     The Agreement requires Gorman during the three year term of the Agreement to vote all of the Company shares that he beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. Gorman has represented that he currently beneficially owns 193,638 shares of the Company’s common stock. In addition, Gorman has agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors, officers, employees or agents, (iii) acquiring or retaining more than 5% of the Company’s common stock, or (iv) selling his shares unless such sales are in the open market and are not to any persons that would beneficially own more than 5% of the Company’s outstanding shares. The Agreement is attached hereto as Exhibit 10 and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

Exhibit	Description
10	Standstill Agreement, dated April 7, 2004, between the Company and Daniel L. Gorman
99	Press Release, dated April 8, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 13, 2004	AMERICAN PHYSICIANS CAPITAL, INC.
/s/ R. Kevin Clinton
R. Kevin Clinton President and Chief
Executive Officer

EXHIBIT INDEX

Number	Description
10	Standstill Agreement, dated April 7, 2004, between the Company and Daniel L. Gorman
99	Press Release of American Physicians Capital, Inc., dated April 8, 2004

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